Exhibit 10.11

SERIES C PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES C PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made on October 31, 2016 (the “Signing Date”) by and among:

(1)	Aurora Mobile Limited, an exempted company duly incorporated with limited liability and validly existing under the laws of Cayman Islands (the “Company”),

(2)	the parties listed on Part I of Exhibit A attached hereto (the “Investors”, and each a “Investor”),

(3)	the parties listed on Part II of Exhibit A attached hereto (the “Founder Parties”, and each a “Founder Party”), and

(4)	the parties listed on Part III of Exhibit A attached hereto (the “Major Subsidiaries”, and each a “Major Subsidiary”).

Each of the forgoing parties is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. The Domestic Company and the WFOE are engaged in internet information push service technology and related business (the “Business”). The Company seeks expansion capital to grow the Business and, correspondingly, seeks to secure an investment from the Investors, on the terms and conditions set forth herein.

B. The Investors desire to invest in the Company by subscribing for and purchasing certain Series C Preferred Shares, and the Company desires to issue and sell such Series C Preferred Shares to the Investors, pursuant to the terms and subject to the conditions of this Agreement.

C. The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings set forth in Exhibit B.

2.	TRANSACTIONS

2.1	Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Company agrees to issue and sell to the Investors: an aggregate number of 253,968 Series C Preferred Shares (the “Purchase Shares”) at a per share issue price of US$ 47.25 for an aggregate purchase price of US$12,000,000 (the “Purchase Price”). Each Investor, severally and not jointly, agrees to subscribe for and purchase from the Company its portion of the Purchase Shares for its portion of the Purchase Price as set forth opposite such Investor’s name on Part I of Exhibit A. The Company’s agreement with each Investor is a separate agreement, and the sale and issuance of the Purchase Shares to each Investor is a separate sale and issuance.

2.2	Authorization. As of the Closing Date, the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement 253,968 Series C Preferred Shares at a per share issue price of US$47.25. The Company shall have also authorized the reservation and issuance of the Common Shares into which Series C Preferred Shares are convertible.

2.3	ESOP. As of the Closing Date, the Company shall have reserved a total of 177,778 Common Shares, representing 2.5997% of the Company’s issued share capital (on a fully diluted basis) as of immediately after the Closing, for issuance pursuant to share options granted under the Company’s employee share option plan (the “ESOP”). The further reservation of Common Shares for ESOP shall be subject to the restrictions of the Memorandum and Articles.

3.	CLOSING

3.1	Closing. The consummation of the purchase and sale of the Purchase Shares (the “Closing”) shall take place remotely via the exchange of documents and signatures on a date (the “Closing Date”) that is no later than three (3) Business Days after all Closing Conditions (except for such Closing Conditions that will be satisfied at the Closing, but nonetheless subject to the satisfaction or waiver thereof at the Closing) have been satisfied or waived (or such other time and place as the Company and the Investors shall mutually agree).

3.2	Procedure.

(i)	Closing Deliverables. At the Closing, the Company shall deliver (or cause to be delivered) to each Investor, (i) a true copy of the Company’s updated register of members of the Company certified by a director of the Company, reflecting such Investor’s ownership of the portion of the Purchase Shares purchased by such Investor pursuant to Section 2.1 and (ii) to the extent not previously delivered, such documents, instruments and items required to be delivered in connection with the reasonable satisfaction of the closing conditions pursuant to Section 5.1. Within fifteen (15) days after the Closing Date, the Company shall deliver to each Investor (i) an original share certificate representing the respective portion of the Purchase Shares purchased by such Investor, and (ii) a true copy of the Company’s updated register of members of the Company certified by the registered agent of the Company, reflecting such Investor’s ownership of the portion of the Purchase Shares purchased by such Investor pursuant to Section 2.1.

(ii)	Closing Payment. At the Closing and against the delivery of the items pursuant to Section 3.2(i) above, each Investor shall pay its portion of the Purchase Price payable in cash at the Closing to the Company by wire transfer of immediately available funds to a bank account designated by the Company. The Company shall provide its bank account information to the Investors at least three (3) Business Days prior to the Closing Date.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Covenantors. Subject to such exceptions as may be specifically set forth in the Disclosure Schedule attached hereto as Exhibit E (the “Disclosure Schedule”), each of the Company, the Major Subsidiaries and the Founder Parties (collectively, the “Covenantors”) hereby, jointly and severally, represents and warrants to the Investors that each of the statements contained in Exhibit D attached hereto (the “Covenantor Representations and Warranties”) is true and complete as of the Signing Date and will be true and correct as of the Closing Date.

4.2	Representations and Warranties of the Investors. Each Investor hereby, severally but not jointly, represents and warrants to the Covenantors that the representations and warranties set forth in this Section 4.2 with respect to such Investor itself (the “Investor Representations and Warranties”) are true and correct as of the Signing Date and will be true and correct as of the Closing Date:

(i)	Due Organization. Such Investor is duly incorporated, organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation or organization.

(ii)	Authorization. Such Investor has all requisite power, authority and capacity to enter into the Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. Each Transaction Document to which it is a party has been duly authorized, executed and delivered by such Investor. Each Transaction Document to which such Investor is a party, when executed and delivered by such Investor, will constitute valid and legally binding obligations of it, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, moratorium, reorganization, and other laws of general application affecting the enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(iii)	Accredited Investor. Each Investor either (1) is an Accredited Investor within the definition set forth in Rule 501(a) under Regulation D of the Act, or (2) is not a “U.S. Person” (as such term is defined in Regulation S promulgated under the Act (“Regulation S”)) and is not subscribing for the Purchase Shares for the account or benefit of any U.S. Person (as defined in Regulation S).

(iv)	Purchase for Own Account. The Purchase Shares will be acquired for such Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

5.	CONDITIONS

5.1	Closing Conditions. The obligation of each Investor to purchase its portion of the Purchase Shares and pay its portion of the Purchase Price on the Closing Date is subject to the satisfaction, or waiver by such Investor, of each of the following conditions (the “Closing Conditions”):

(i)	Representations and Warranties. The Covenantor Representations and Warranties shall be true and correct and complete without any Material Adverse Effect as of the Signing Date and as of the Closing Date, with the same force and effect as if they were made on and as of such date.

(ii)	Performance of Obligations. Each Covenantor shall have performed and complied with all agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing.

(iii)	Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated under this Agreement and the other Transaction Documents and all documents and instruments incident to such transactions shall be completed and reasonably satisfactory in substance and form to the Investors.

(iv)	Consent. All approval, authorization or consent, including but not limited to the approval and consent granted by the government, the existing shareholders of the Company waiving their preemptive rights, rights of first offer and any other rights that they may have in relation to the purchase and subscription of the Series C Preferred Shares, and all approvals, authorizations or consents necessary for consummation of the transactions contemplated under this Agreement and the other Transaction Documents shall be obtained.

(v)	Closing Documents.

(a)	Memorandum and Articles. The third amended and restated memorandum and articles of associations in the form attached hereto as Part I of Exhibit F (the “Memorandum and Articles”) shall have been duly adopted by all necessary action of the board of directors and the members of the Company, and such adoption shall have become effective prior to the Closing with no alternation or amendment as of the Closing Date.

(b)	Shareholders’ Agreement. The third amended and restated shareholders’ agreement in the form attached hereto as Part II of Exhibit F (the “Shareholders’ Agreement”) shall have been duly executed and delivered by the parties thereto.

(c)	Management Rights Letter. TCL shall have received from the Company a management rights letter in the form attached hereto as Part III of Exhibit F (the “Management Rights Letter”).

(d)	Confidentiality and Non-Competition Agreement. Each of the Founders and the other key employees (the “Key Employees”) listed on Part III(A) of Exhibit C shall have entered into an employment contract and an employee confidentiality and invention assignment agreement and non-competition agreement in the form satisfactory to the Investors, with no less than two years’ non-competition and confidentiality period.

(e)	Closing Certificate. The Covenantors shall have executed and delivered to the Investors at the Closing a certificate dated as of the Closing Date (i) stating that the conditions specified in this Section 5.1 have been fulfilled as of the Closing Date, (ii) all corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto, including without limitation written approval from all of the then current holders of equity interests of each Group Company, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed, and each Group Company shall have delivered to the Investors all such counterpart copies of such documents as the Investor may reasonably request, and (iii) attaching thereto (a) the charter documents of the Group Companies as then in effect, (b) copies of all resolutions approved by the shareholders and boards of directors of each Group Company related to the transactions contemplated hereby, and (c) with respect to the Company from the registrar of companies of Cayman Islands, the good standing certificate and with respect to the Group Companies which are incorporated under the laws of the PRC, the up to date business license of such entity.

(vi)	Board Observer Appointment. TCL has appointed an observer of the Board (the “Board Observer”) to each of the Group Companies. The shareholders and directors of each of Group Companies have approved this appointment.

(vii)	Due Diligence. The Investors’ legal, financial, technology and business due diligence investigation of the Company shall have been completed to their satisfaction.

(viii)	Written Waiver. Founder 1 shall have delivered to the Company and the Investors a written waiver letter, in form and substance satisfactory to the Investors, from any one of the institutional investors of Shenzhen Micro Mobile Telecommunication Information Technology Co., Ltd (深圳市微讯移通信息技术有限公司) (the “Founder 1 Business Company”) in relation to waiver of Founder 1’s full time commitment or any and all other similar undertakings or covenants in favor of the Founder 1 Business Company and/or the shareholders of the Founder 1 Business Company.

(ix)	No Material Adverse Effect. There shall have been no event or events which would have a Material Adverse Effect on the Group Companies or their businesses, operations, technologies, assets or other financial conditions. None of the Group Companies has taken any step, action or measure (or omitted to take the same), which has or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(x)	Legal Opinions. The PRC counsel to the Company shall have issued a signed PRC legal opinion dated as of the Closing Date and addressed to each Investor in form and substance satisfactory to each Investor. The Cayman Islands counsel to the Company shall have issued a signed Cayman Islands legal opinion dated as of the Closing Date and addressed to each Investor in form and substance satisfactory to such Investor.

(xi)	Investment Committee Approval. The Investors shall have obtained all required approvals from their respective investment committees with respect to the consummation of the transactions contemplated by this Agreement.

(xii)	Outbound Investment Procedures. The Investors shall have obtained and completed all required approvals and procedures for its outbound investment in connection with the consummation of the transactions contemplated under this Agreement and the other Transaction Documents (if applicable).

(xiii)	Directors Consent. The Investors shall have received a directors’ resolution evidencing all the Directors have approved that US$150,000 was paid to purchase the shares of Skymind Inc..

(xiv)	HAKIM Shares Transfer. The Investors shall have received the payment vouchers of HAKIM Shares Transfer and a commitment letter executed by HAKIM, in form and substance satisfactory to the Investors, indicating that HAKIM has approved the transactions herein and all Transaction Documents.

(xv)	Commitment Letter. TCL shall have received a commitment letter executed by Founder 1, in form and substance satisfactory to TCL, evidencing that Founder 1 will fully perform his obligation of Section 6.12.

5.2	Conditions to Covenantors’ Obligations at Closing. The obligation of the Covenantors to issue and sell the Purchase Shares at the Closing is subject to the satisfaction, or waiver by the Company, of each of the following conditions:

(i)	Representations and Warranties. The Investor Representations and Warranties shall be true and correct as of the Signing Date and as of the Closing Date, with the same force and effect as if they were made on and as of such date.

(ii)	Performance of Obligations. Each Investor shall have performed and complied with all agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing.

6.	COVENANTS

6.1	Use of Proceeds. Unless otherwise provided in the budget of the Company approved by the Board, any and all of the proceeds from the sale of the Purchase Shares shall be injected into the WFOE for increasing the registered capital of the WFOE to be used for research and development, business development, marketing and working capital of the Group Companies, and other capital expenditure. Unless otherwise stated, no proceeds will be used in the payment of any Indebtedness of the Group Companies or in the repurchase, redemption or cancellation of securities held by any shareholders without the prior consent of the Investors.

6.2	Indemnity.

(i) The Covenantors shall, and hereby agree to, jointly and severally indemnify and hold harmless each Investor, and such Investor’s Affiliates, directors, officers, agents and assigns (each, an “Indemnified Person”), from and against any and all Indemnifiable Losses suffered by such Indemnified Person, directly or indirectly, as a result of, or based upon or arising from (a) any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by any Covenantor in or pursuant to this Agreement or any other Transaction Documents, (b) any Group Company’s failure to pay any tax or Social Insurance in accordance with the applicable laws for all tax periods ending on or before the Closing Date and the portion through the end of the Closing Date for any tax period that includes (but does not end on) the Closing Date; (c) any Group Company’s failure to comply with any applicable laws during any time prior to the Closing; (d) any liability attributable to the infringement, violation or misappropriation of any Intellectual Property rights of any third party by any Group Company; (e) any Group Company’s failure to timely obtain any consent or permit from any competent governmental authority in accordance with applicable laws; (f) any failure by any shareholder of Group Companies to file and/or pay tax in connection with any transfer of equity interests of any Group Company effected prior to the Closing Date; and (g) any litigation, arbitration, investigations that are brought against any Group Company for matters that incurred before or are attributable to any event or situation incurred or existed before the Closing Date. The rights contained in this Section 6.2 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

(ii) Founder 1 shall, and hereby agrees to indemnify and hold harmless each Indemnified Person from and against any and all Indemnifiable Losses suffered by such Indemnified Person, directly or indirectly, arising from Founder 1’s breach of full time commitment or other similar covenants or undertakings to any Person other than the Group Companies and Investors. The rights contained in this Section 6.2 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

(iii) Each Indemnified Party will notify each of the Covenantors and the other Parties in writing of any Action against such Indemnified Party in respect of which any Covenantor is or may be obligated to provide indemnification hereunder promptly after the receipt of notice or knowledge of the commencement thereof. The failure of any Indemnified Party to notify any Covenantor shall not relieve such Covenantor from any Liability which it may have to such Indemnified Party under this Section 6.2 or otherwise unless the failure to so notify results in the forfeiture by such Covenantor of substantial rights and defense and will not in any event relieve such Covenantor from any obligations other than the indemnification provided for herein. Each Covenantor will have the right to participate in and, to the extent it so desires, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party. Such participation made by any Covenantor to assume the defense shall not be deemed an acknowledgement that such Covenantor is subject to indemnification hereunder. However, such Indemnified Party will have the right to retain a separate counsel and to participate in the defense thereof, with the fees and expenses of such counsel to be paid by the Covenantors if representation of such Indemnified Party by the counsel retained by the Covenantors would be, in such Indemnified Party’s view, inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The Covenantors will be responsible for the expenses of such defense even if it does not elect to assume such defense. None of the Covenantors may, except with the consent of such Indemnified Party, consent to the entry of any judgment or enter into any settlement which does not include as a term thereof the unconditional release of such Indemnified Party of all liabilities in respect of such Action.

6.3	Compliance of Laws. Each of the Group Companies shall, and the Covenantors shall cause each of the Group Companies to, conduct their respective business as currently conducted or proposed to be conducted in compliance with all applicable laws of each relevant jurisdiction on a continuing basis in all material respects. Without limiting the generality of the foregoing, (A) each of the Group Company shall, and the Covenantors shall cause each of the Group Companies to, (i) refrain from conducting any operations or other activities that is in conflict with or in violation of the applicable laws of PRC without the requisite approvals, permits, licenses, authorizations, certifications, registrations, filings or other governmental approval necessary for its respective business and operations as now conducted issued by the competent governmental authority of the PRC; (ii) at all times comply with all applicable employment laws in material aspects in each applicable jurisdiction; (iii) comply with all applicable tax laws and all record-keeping, reporting, and other legal requirements necessary for such Group Company to comply with any applicable tax law or to allow the Investors to avail themselves of any applicable provision of tax laws and the Covenantors will also provide the Investors with any documentation or information reasonably requested in writing by the Investors to allow the Investors to comply with applicable tax laws; and (iv) at all times comply with all applicable Intellectual Property laws in material aspects, and obtain and maintain any and all licenses and authorizations required under the applicable laws for all patents, copyrighted materials, trademarks, service marks, logos, tradenames or any other contents that are used in the businesses of the Group Companies; and (B) the Covenantors shall, on a continuous basis, cause each of the record and beneficial owners of shares and equity interest in the Company, who is a “domestic resident” (as defined in Circular 37) and beneficially holds equity securities in the Company, to duly complete, obtain and keep current the foreign exchange registration with the competent local branch of the SAFE with respect to his/her direct and indirect record and beneficial ownership of shares and equity interest in the Company in accordance with the requirements of Circular 37, any other applicable SAFE rules and regulations and the requirement of local branch of the SAFE.

6.4	Satisfaction of Conditions. The Covenantors shall use their respective best effort to satisfy (or cause the satisfaction of) of the Closing Conditions as soon as practicable.

6.5	Executory Period Covenants.

(i) Access. Between the Signing Date and the Closing Date (unless this Agreement is terminated pursuant to Section 7.10), the Covenantors shall permit the Investors, or any representative thereof, to (i) visit and inspect the properties of the Group Companies, (ii) inspect the contracts, books of account, records, ledgers, and other documents and data of the Group Companies, (iii) discuss the business, affairs, finances and accounts of the Group Companies with officers and employees of the Group Companies, and (iv) review such other information as the Investors reasonably request, in such a manner so as not to unreasonably interfere with their normal operations.

(ii) Covenants. Prior to the Closing, except as the Investors otherwise agree in writing or the transactions contemplated under the Transaction Documents, each of the Group Companies shall, and the Covenantors shall cause each of the Group Companies to, (i) conduct its business in the ordinary course consistent with past practice, as a going concern and in compliance with all applicable laws and contracts of such Group Company, (ii) pay or perform its debts, taxes, and other obligations when due, (iii) maintain its assets in a condition comparable to their current condition, reasonable wear, tear and depreciation excepted, (iv) use reasonable best efforts to preserve intact its current business organizations and keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, (v) otherwise periodically report to the Investors concerning any major change in the status of its business, operations and finance, and (vi) take all actions reasonably necessary, to consummate the transactions contemplated hereby promptly, including the taking of all reasonable acts necessary to cause all of the conditions precedent of the Investors to be satisfied.

(iii) Negative Covenants. Prior to the Closing, except as the Investors otherwise agree in writing or the transactions contemplated under the Transaction Documents, none of the Group Companies shall (and the Covenantors shall not permit any of the Group Companies to) (i) take any action that would make any of the Covenantor Representations and Warranties inaccurate at the Closing, (ii) waive, release or assign any material right or claim, (iii) take any action that would reasonably be expected to materially impair the value of the Group Companies, (iv) sell, purchase, assign, lease, transfer, pledge, encumber or otherwise dispose of any material asset, (v) issue, sell, or grant any equity security unless otherwise pursuant to the Transaction Documents, (vi) declare, issue, make, or pay any dividend or other distribution with respect to any equity security of any Group Company, (vii) incur any Indebtedness for borrowed money or capital lease commitments or assume or guarantee any Indebtedness of any Person, (viii) enter into any contract or other transaction with any Related Party unless otherwise pursuant to the Transaction Documents, or (ix) authorize, approve or agree to any of the foregoing.

(iv) Information. Between the Signing Date and the Closing Date (unless this Agreement is terminated pursuant to Section 7.10), (i) the Company shall promptly notify the Investors of any Action commenced or threatened in writing against any Group Company, (ii) each Covenantor shall promptly notify the Investors of any breach, violation or non-compliance of any representation, warranty or covenant made by any Covenantor hereunder, and (iii) the Company will promptly provide the Investors with copies of all correspondence and inquiries to and from, and all filings made with, any governmental authority with respect to the transactions contemplated hereby.

6.6	Fees and Expenses. At the Closing, the Company shall promptly pay and reimburse TCL for all out-of-pocket documented legal, professional and other third-party fees, costs and expenses incurred by TCL in connection with the conduct of its legal, business and financial due diligence and its negotiation, preparation, execution and completion of this Agreement and any other Transaction Documents hereunder and thereunder (the “Expenses”) for an amount up to US$30,000 (or its equivalent in other currency). If the Closing is effected, the Company shall reimburse all Expenses incurred by TCL for an amount up to US$30,000 (or its equivalent in other currency) by wiring such amount to the bank account designated by TCL within five (5) Business Days after the Closing Date. If the Closing fails to occur for any reason attributable to any Group Company or the Founder Parties, the Company shall reimburse all Expenses incurred by TCL for an amount up to US$60,000 (or its equivalent in other currency), within five (5) Business Days upon the demand of TCL. If the Closing fails to occur for any reason attributable to the Investors, each Party shall pay all of its respective Expenses.

6.7	Exclusivity. Between the Signing Date and the Closing Date (unless this Agreement is terminated pursuant to Section 7.10), the Covenantors shall not, and they shall not permit any of the Company’s Affiliates or any Group Company to, directly or indirectly solicit, initiate, respond to, participate in any way in, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or approve or authorize any transaction with any Person other than the Investors that would involve an investment in, purchase of shares of, or acquisition of any Group Company or any material assets thereof or would be in substitution or an alternative for or would impede or interfere with the transactions contemplated hereby. The Covenantors shall, and shall cause the Company’s Affiliates and the Group Companies to, immediately terminate all existing activities, discussions and negotiations with any third parties with respect to the foregoing, and if any of them hereafter receives any correspondence or communication that constitutes, or could reasonably be expected to lead to, any such transaction, they shall immediately give notice thereof (including the third party and the material terms of such transaction) to the Investors.

6.8	Confidentiality. From the Signing Date, each Party shall, and shall cause any Person who is controlled by such Party to, keep confidential the terms, conditions, and existence of this Agreement, the other Transaction Documents and any related documentation, the identities of any of the Parties, and other information of a non-public nature received from any other Party or prepared by such Party exclusively in connection herewith or therewith (collectively, the “Confidential Information”) except as the Company and the Investors shall mutually agree otherwise; provided, that any Party hereto may disclose Confidential Information or permit the disclosure of Confidential Information (a) to the extent required by applicable laws or the rules of any stock exchange; provided that such Party shall, where practicable and to the extent permitted by applicable laws, provide the other Parties with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedy; and in such event, such Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep such information confidential to the extent reasonably requested by any such other Parties, (b) to its officers, directors, employees, and professional advisors on a need-to-know basis, (c) in the case of each of the Investors, to its auditors, counsel, directors, officers, employees, fund managers, shareholders, partners or investors so long as such Party advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof, and (d) to its current or bona fide prospective investors, investment bankers and any Person otherwise providing substantial debt or equity financing to such Party on a need-to know basis for the performance of its obligations in connection thereof so long as the Party advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof. For the avoidance of doubt, Confidential Information does not include information that (i) was already in the possession of the receiving Party before such disclosure by the disclosing Party, (ii) is or becomes available to the public other than as a result of disclosure by the receiving Party in violation of this Section 6.9, or (iii) is or becomes available to the receiving Party from a third party who has no confidentiality obligations to the disclosing Party. Save as to disclosures required under applicable laws or the rules of any stock exchanges, each Party shall not, and shall cause its Affiliate(s) not to, make any announcement regarding the consummation of the transaction contemplated by this Agreement, the other Transaction Documents and any related documentation in a press release, conference, advertisement, announcement, professional or trade publication, marketing materials or otherwise to the general public without the other Parties’ prior written consents.

6.9	Founder 1 Resignation. Within twelve (12) months following the Closing, Founder 1 shall resign any and all position other than director in any company other than the Group Companies so as to no longer operation or manage any company other than the Group Companies and shall complete any and all necessary approval, registration, filings and any other required procedures in relation thereto with the competent governmental authorities. Without prejudice to the foregoing, Founder 1 hereby covenants and agrees that Founder 1 shall not be involved in or spend his business time in the daily operation of Founder 1 Business Companies.

6.10	Domestic Nominee. As soon as practicable upon the request of any Investor, the Covenantors shall cause the representatives nominated by such Investor to become a shareholder of the Domestic Company, holding the same percentage of the equity interests of the Domestic Company with such Investor’s respective shareholding in the Company at the minimum price as required by applicable laws (and the transferors shall waive such purchase price) and complete any and all necessary approval, registration, filings and any other required procedures in relation thereto with the competent governmental authorities.

6.11	Performance of the PRC Companies. The Covenantors undertake that: (i) the audited revenue of the PRC Companies (on consolidated basis) for the fiscal year ended on December 31, 2016 (“2016 Fiscal Year”) shall be no less than RMB 80,000,000 (“2016 Fiscal Year’s Committed Revenue”); and (ii) the audited revenue of the PRC (on consolidated basis) Companies for the fiscal year ended on December 31, 2017 (“2017 Fiscal Year”) shall be no less than RMB 120,000,000(“2017 Fiscal Year’s Committed Revenue”, together with 2016 Fiscal Year’s Committed Revenue, the “Committed Revenue”). The amount of the revenue of 2016 Fiscal Year and 2017 Fiscal Year shall be verified by auditors qualified for securities practice (证券业务资格), and the auditors shall be jointly appointed by the Company, Guohai and TCL.

6.12	Compensation by Founder 1 (Luo Weidong) and the Group Companies. If the PRC Companies fail to achieve the Committed Revenue in Section 6.12, and the actual revenue of either 2016 Fiscal Year or 2017 Fiscal Year is less than 90% of the Committed Revenue of such fiscal year (“Compensation Year”), Founder 1 and the Group Companies shall, jointly and severally, compensate each of the Investors in one of the following methods or the combination of the following methods as agreed among Founder 1, Group Companies and the Investors and as applicable:

(i)	Founder 1 and the Group Companies shall, jointly and severally, compensate TCL, Mandra and/or Genesis respectively and as applicable, in cash. The formula for compensation in such year shall be:

Compensation amount = TCL/Mandra/Genesis’ portion of the Purchase Price as set forth on Part I of Exhibit A ×(Committed Revenue of such Compensation Year-Actual audited revenue of such Compensation Year ) / Committed Revenue of such Compensation Year

The cap of the compensation amount paid to TCL is US$ 3,048,100. The cap of the compensation amount paid to Mandra is US$1,143,100. The cap of the compensation amount paid to Genesis is US$381,000

(ii)	Founder 1 shall transfer certain number of Shares to TCL, Mandra and/or Genesis respectively and as applicable, to adjust shareholding percentage of TCL, Mandra and/or Genesis in the Company according to the formula below:

The adjusted shareholding percentage of TCL, Mandra and/or Genesis = initial shareholding percentage in respect of Series C Preferred Shares of TCL, Mandra and/or Genesis as set forth on Part B of Exhibit C ×Committed Revenue of such Compensation Year / Actual audited revenue of such Compensation Year

The total consideration for the Shares transferred by Founder 1 to TCL, Mandra and/or Genesis pursuant to Section 6.12 (ii) shall be nil or RMB1, and the taxes incurred in relation to such transfer shall be borne by TCL, Mandra and/or Genesis. The cap of TCL’s shareholding percentage in the Company after the adjustment made pursuant to Section 6.12 (ii) is 4%, the cap of Mandra’s shareholding percentage in respect of Series C Preferred Shares in the Company after the adjustment made pursuant to Section 6.12 (ii) is 1.5%, and the cap of Genesis’ shareholding percentage in the Company after the adjustment made pursuant to Section 6.12 (ii) is 0.5%; provided that the valuation of the Company shall be no lower than US$ 200,000,000.

If the PRC Companies fail to achieve the Committed Revenue in both 2016 Fiscal Year and 2017 Fiscal Year, the Investors may each choose the year with higher compensation amount and/or adjusted shareholding percentage, as applicable. For the avoidance of doubt, Founder 1 and the Group Companies are not obligated to compensate for both 2016 Fiscal Year and 2017 Fiscal Year.

6.13	Termination of Section 6.12. After the Closing, Section 6.12 shall be terminated if the Company satisfies all of the following conditions: (i) the valuation of the Company immediately prior to any round of future financing is no lower than US$ 550,000,000; (ii) Guohai’s Internal Rate of Return reaches 30 % as a result of such round of future financing; (iii)Investor’s Internal Rate of Return reaches 30 % as a result of such round of future financing; (iv) the total investment of new investors during next series of future financing exceeds US$20,000,000 at a per share issued price more than US$47.25 (excluding Founders and their affiliates); (v) regarding the rights under Section 6.12, if the new investors have any rights, privileges or protections more favorable than those granted to the Investors, those rights, privileges or protections granted to the new investors shall be automatically applicable to Investors.

6.14	Lease Registrations. Within six (6) months following the Signing Date, the Group Companies shall complete the lease registrations with governing authorities pursuant to applicable laws.

6.15	Sublease Consent. Following the Closing and as soon as practicable, the Group Companies shall obtain the sublease consent from the owner of the leased housing evidencing that the Group Companies have the right to sublease the housing from the lessor.

6.16	Shareholder Loan. Within three (3) months following the Signing Date, the shareholder loans as set forth on Exhibit G shall be solved in the way satisfactory to the Investors.

6.17	Financial System. Within three (3) months following the Signing Date, the Group Companies shall engage auditors to implement an adequate system of procedures and controls with respect to finance of each Group Company in compliance with applicable laws. The Covenantors hereby undertake that each Group Company shall maintains and will continue to maintain a standard system of accounting established and administered in accordance with applicable laws, PRC GAAP and IPO requirements since the fiscal year of 2016.

6.18	Business Contracts. Within six (6) months following the Signing Date, the Group Companies shall manage the business contracts in accordance with sound business practices, including but not limited to the renewal of expired business contracts and supplement of the executed date of the business contracts without the executed date.

6.19	Social Insurance. Following the Closing, during the period as required by the Investors, Group Companies shall fully contribute to the statutory Social Insurance, housing provident fund and personal income tax on behalf of their respective employees in accordance with the applicable laws and regulations. The Covenantors shall, jointly and severally indemnify and hold harmless the Indemnified Person, from and against any and all Indemnifiable Losses suffered by such Indemnified Person, directly or indirectly, as a result of, or based upon or arising from any Group Company’s failure to pay any tax or Social Insurance.

6.20	Industry and Commerce Registrations. Within six (6) months following the Signing Date, the Group Companies shall complete the industry and commerce registrations of all the offices (including but not limited to the offices located in Beijing, Shanghai and Chengdu) with governing authorities pursuant to applicable laws and regulations.

6.21	Related Party Transaction. Within six (6) months following the Signing Date, the Group Companies shall complete the management system and pricing mechanism for the related party transaction.

6.22	Certificate of Employment of Foreigner. Within six (6) months following the Signing Date, the Domestic Company shall obtain the certificate of employment of foreigner in order to employ foreigners in accordance with the applicable laws and regulations.

6.23	Execution of Cooperation Contract. Within one (1) month following the Closing, the Group Companies shall execute a Data Service Cooperation Contract with TCL or a third party designated by TCL, in form satisfactory to TCL.

6.24	Spouse Consent. Within one (1) month following the Closing, the spouses of each shareholder of Domestic Company shall execute a spouse consent letter respectively, in form and substance satisfactory to the Investors, as a portion of the Control Documents.

6.25	Genesis Shares Transfer. As soon as possible following the Closing, the Investors shall have received a deed of adherence executed by Genesis and the Company, in form and substance satisfactory to the Investors, indicating that Genesis shall adhere to, observe, perform and be bound by all the duties and obligations related to the transferred Series A Preferred Shares.

6.26	As soon as possible following the Closing, each of the Key Employees listed on Part III(B) of Exhibit C shall have entered into an employment contract and an employee confidentiality and invention assignment agreement and non-competition agreement in the form satisfactory to the Investors, with no less than two years’ non-competition and confidentiality period.

7.	MISCELLANEOUS

7.1	Governing Law. This Agreement shall be governed by and construed under the laws of Hong Kong, without regard to principles of conflict of laws thereunder.

7.2	Dispute Resolution.

(i)	Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement, including the interpretation, validity, invalidity, breach or termination thereof, shall be settled by arbitration.

(ii)	The arbitration shall be conducted in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the notice of arbitration is submitted in accordance with the said Rules. The number of arbitrators shall be three. The arbitration shall be conducted in the English language.

(iii)	Each Party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such Party.

(iv)	The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.

(v)	When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

(vi)	The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(vii)	Regardless of anything else contained herein, any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the conclusion of the arbitration.

7.3	Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the addresses specified on Part IV of Exhibit A (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.3).

7.4	Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consents of the Investors and the Company; provided that each Investor may without consent of the other Parties under this Agreement assign its rights and obligations to its Affiliate(s) or to any third party purchaser in connection with the transfer of Purchase Shares held by such Investor to such third party purchaser so long as such transfer is made in accordance with the Shareholders’ Agreement.

7.5	Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable laws in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law.

7.6	Waiver and Amendment. Any Party may (a) extend the time for the performance of any of the obligations or other acts of another Party, (b) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered by another Party pursuant hereto or (c) waive compliance with any of the agreements of another Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. This Agreement may not be amended or modified except (a) by an instrument in writing signed by the Company, the Founder Holdco 1, the Founder Holdco 2 and the Investors, or (b) by a waiver in accordance with the immediately preceding sentence.

7.7	Interpretation. For all purposes of this Agreement, except as otherwise expressly provided, (a) the defined terms shall have the meanings assigned to them in its definition and include the plural as well as the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (b) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement unless explicitly stated otherwise, and all references in this Agreement to designated exhibits are to the exhibits attached to this Agreement unless explicitly stated otherwise, (c) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (d) the word “knowledge” means, with respect to a Person’s “knowledge”, the actual knowledge of such Person, and that knowledge which should have been acquired by such Person after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, including but not limited to due inquiry of all officers, directors, employees, consultants and professional advisers (including attorneys, accountants and auditors) of the Group Companies and of its Affiliates who could reasonably be expected to have knowledge of the matters in question, and where any statement in the representations and warranties hereunder is expressed to be given or made to a Person’s knowledge, or so far as a party is aware, or is qualified in some other manner having a similar effect, the statement shall be deemed to be supplemented by the additional statement that such party has made such due inquiry and due diligence, (e) the titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement, (f) any reference in this Agreement to any “Party” or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees, (g) any reference in this Agreement to any agreement or instrument is a reference to that agreement or instrument as amended or novated and (h) this Agreement is jointly prepared by the Parties and should not be interpreted against any Party by reason of authorship.

7.8	Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

7.9	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

7.10	Termination.

(i) Termination of Agreement. This Agreement may be terminated prior to the Closing (a) by mutual written consent of the Parties, (b) by an Investor with respect to such Investor if the Closing has not occurred within forty five (45) days after the Signing Date, (c) by an Investor with respect to such Investor by written notice to the Company if there has been a material misrepresentation or breach of a covenant or agreement contained in this Agreement on the part of any Covenantor, or (d) by an Investor with respect to such Investor if, due to any change of the applicable laws, the consummation of the transactions contemplated hereunder would become prohibited under applicable laws.

(ii) Effect of Termination. If this Agreement is terminated pursuant to the provision of Section 7.10(i), this Agreement will be of no further force or effect, provided that, if only one Investor terminates this Agreement pursuant to Section 7.10(i)(b), Section 7.10(i)(c) or Section 7.10(i)(d), this Agreement shall be of no further force or effect with respect to such Investor terminating this Agreement; provided further that no Party shall be relieved of any liability for a breach of this Agreement or for any misrepresentation hereunder, nor shall such termination be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

(iii) Survival. The provisions of Sections 1, 6.2, 6.8, and 7 shall survive the expiration or early termination of this Agreement.

{The remainder of this page has been left intentionally blank}

IN WITNESS WHEREOF, the Parties have duly executed this Series C Preferred Share Purchase Agreement as of the date first above written.

GROUP COMPANIES	AURORA MOBILE LIMITED

	By:	/s/ Wang Xiaodao
	Name:	Wang Xiaodao
	Title:	Director

UA MOBILE LIMITED

	By:	/s/ Wang Xiaodao
	Name:	Wang Xiaodao
	Title:	Director

KK MOBILE INVESTMENT LIMITED

	By:	/s/ Wang Xiaodao
	Name:	Wang Xiaodao
	Title:	Director

SHENZHEN HEXUN HUAGU INFORMATION TECHNOLOGY CO., LTD. (深圳市和讯华谷信息技术有限公司) Company seal: /s/ SHENZHEN HEXUN HUAGU INFORMATION TECHNOLOGY CO., LTD.

	By:	/s/ Wang Xiaodao
	Name:	Wang Xiaodao
	Title:	Legal Representative

JPUSH INFORMATION CONSULTATION (SHENZHEN) CO., LTD. (吉浦斯信息咨询（深圳）有限公司) Company seal: /s/ JPUSH INFORMATION CONSULTATION (SHENZHEN) CO., LTD.

	By:	/s/ Wang Xiaodao
	Name:	Wang Xiaodao
	Title:	Legal Representative

Signature Pages of the Series C Preferred Share Purchase Agreement

IN WITNESS WHEREOF, the Parties have duly executed this Series C Preferred Share Purchase Agreement as of the date first above written.

FOUNDER PARTIES	KK MOBILE LIMITED

	By:	/s/ LUO Weidong
	Name:	LUO Weidong
	Title:	Director

STABLE VIEW LIMITED

	By:	/s/ WANG Xiaodao
	Name:	WANG Xiaodao
	Title:	Director

FOCUS AXIS LIMITED

	By:	/s/ FANG Jiawen
	Name:	FANG Jiawen
	Title:	Director

ELITE BRIGHT INTERNATIONAL LIMITED

	By:	/s/ CHEN Fei
	Name:	CHEN Fei
	Title:	Director

Signature Pages of the Series C Preferred Share Purchase Agreement

IN WITNESS WHEREOF, the Parties have duly executed this Series C Preferred Share Purchase Agreement as of the date first above written.

FOUNDER PARTIES	LUO WEIDONG (罗伟东)

/s/ LUO WEIDONG

WANG XIAODAO (王小导)

/s/ WANG XIAODAO

FANG JIAWEN (方家文)

/s/ FANG JIAWEN

CHEN FEI (陈菲)

/s/ CHEN FEI

Signature Pages of the Series C Preferred Share Purchase Agreement

IN WITNESS WHEREOF, the Parties have duly executed this Series C Preferred Share Purchase Agreement as of the date first above written.

INVESTOR	T.C.L. INDUSTRIES HOLDINGS (H.K.) LTD

	By:	/s/ Liao Qian
	Name:	Liao Qian
	Title:	Authorized Signatory

Signature Pages of the Series C Preferred Share Purchase Agreement

IN WITNESS WHEREOF, the Parties have duly executed this Series C Preferred Share Purchase Agreement as of the date first above written.

INVESTOR	Mandra iBase Limited

	By:	/s/ Song Yi ZHANG
	Name:	Song Yi ZHANG
	Title:	Director

Signature Pages of the Series C Preferred Share Purchase Agreement

IN WITNESS WHEREOF, the Parties have duly executed this Series C Preferred Share Purchase Agreement as of the date first above written.

INVESTOR	Genesis Ventures Limited

	By:	/s/ OEI Kang Eric
	Name:	OEI Kang Eric
	Title:	Authorized Signatory

Signature Pages of the Series C Preferred Share Purchase Agreement

EXHIBIT A

PARTIES

Part I Investors

Investor	Purchase Shares	Purchase Price
T.C.L. INDUSTRIES HOLDINGS (H.K.) LTD (“TCL”)	169,312 Series C Preferred Shares	US$	8,000,000
Mandra iBase Limited (“Mandra”)	63,492 Series C Preferred Shares	US$	3,000,000
Genesis Ventures Limited (“Genesis”)	21,164 Series C Preferred Shares	US$	1,000,000
Total	253,968 Series C Preferred Shares	US$	12,000,000

Part II Founder Parties

1.	LUO WEIDONG (罗伟东), a Chinese citizen (residential ID number: ##################) (the “Founder 1”),

2.	WANG XIAODAO (王小导), a Chinese citizen (residential ID number: ##################) (the “Founder 2”),

3.	FANG JIAWEN (方家文), a Chinese citizen (residential ID number: ##################) (the “Founder 3”),

4.	CHEN FEI (陈菲), a Hong Kong resident (residential ID number: #######(#)) (the “Founder 4”, together with Founder 1, Founder 2 and Founder 3, the “Founders” and each a “Founder”),

5.	KK Mobile Limited, a limited liability company duly established and validly existing under the laws of British Virgin Islands (the “Founder Holdco 1”),

6.	Stable View Limited, a limited liability company duly established and validly existing under the laws of British Virgin Islands (the “Founder Holdco 2”),

7.	Focus Axis Limited, a limited liability company duly established and validly existing under the laws of British Virgin Islands (the “Founder Holdco 3”), and

8.	Elite Bright International Limited, a limited liability company duly established and validly existing under the laws of British Virgin Islands (the “Founder Holdco 4”, together with Founder Holdco 1, Founder Holdco 2 and Founder Holdco 3, the “Founder Holdcos” and each a “Founder Holdco”).

The ownership structure of the Founder Holdco 1 is as follows:

Shareholder	Shareholding Percentage
Luo Weidong	100%

The ownership structure of the Founder Holdco 2 is as follows:

Shareholder	Shareholding Percentage
Wang Xiaodao	100%

The ownership structure of the Founder Holdco 3 is as follows:

Shareholder	Shareholding Percentage
Fang Jiawen	100%

The ownership structure of the Founder Holdco 4 is as follows:

Shareholder	Shareholding Percentage
Chen Fei	100%

Part III Major Subsidiaries

1.	UA MOBILE LIMITED, a limited liability company duly established and validly existing under the laws of British Virgin Islands and a wholly owned subsidiary of the Company (the “BVI Company”),

2.	KK MOBILE INVESTMENT LIMITED, a company duly established and existing under the laws of Hong Kong and wholly owned subsidiary of the BVI Company (the “HK Company”),

3.	SHENZHEN HEXUN HUAGU INFORMATION TECHNOLOGY CO., LTD. (深圳市和讯华谷信息技术有限公司), a company duly established and existing under the laws of the PRC (the “Domestic Company”), and

4.	JPUSH INFORMATION CONSULTATION (SHENZHEN) CO., LTD. (吉浦斯信息咨询（深圳）有限公司), a wholly foreign owned enterprise duly established and existing under the laws of the PRC (the “WFOE”).

Part IV Notice Address

For the purpose of the notice provisions contained in this Agreement, the following are the initial addresses of each party:

If to any of the Group Companies and the Founder Parties:

c/o:	SHENZHEN HEXUN HUAGU INFORMATION TECHNOLOGY CO., LTD. (深圳市和讯华谷信息技术有限公司)
Attn:
Fax:
Mobile:

If to TCL:

c/o:	T.C.L. INDUSTRIES HOLDINGS (H.K.) LTD (T.C.L.實業控股(香港)有限公司)
Attention:
Address:
Email:

If to Mandra:

c/o:	Mandra Capital
Attention:
Address:
Email:

If to Genesis:

c/o:	Genesis Ventures Limited
Attention:
Address:
Email:

EXHIBIT B

DEFINITIONS

“Action”	means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding initiated or conducted by a mediator, arbitrator or governmental authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable laws.

“Affiliate”	with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. “Control” shall mean the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing. In the case of any individual, his/her spouse, children, siblings, parents, the relatives of such spouse, trustee of any trust in which such individual or any of his/her immediate family member is a beneficiary or a discretionary object, or any entity or company controlled by any of the aforesaid Persons. In the case of the Investor, the term “Affiliate” also includes (v) any shareholder of such Investor, (w) any of such shareholder’s or Investor’s general partners or limited partners, (x) the fund manager managing or advising such shareholder or Investor (and general partners, limited partners and officers thereof) and other funds managed or advised by such fund manager, (y) trusts controlled by or for the benefit of any such Person referred to in (v), (w) or (x), and (z) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by such Investor.

“Agreement”	has the meaning set forth in the Preamble.

“Angel Investor” or “Mandra”	means Mandra iBase Limited.

“Balance Sheet Date”	has the meaning set forth in Section 11.1 of Exhibit D.

“Business”	has the meaning set forth in Recitals.

“Business Day”	means any day that is not a Saturday, Sunday, public holiday or other day on which commercial banks are required or authorized by applicable laws to be closed in the Cayman Islands, New York, Hong Kong, or the PRC.

“BVI Company”	has the meaning set forth in Part III of Exhibit A.

“Circular 37”	means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment and Financing and Round Trip Investment via Overseas Special Purpose Companies (《国家外汇管理局关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》 ) issued by SAFE on July 4, 2014, and its amendment and interpretation promulgated by SAFE from time to time

“Closing”	has the meaning set forth in Section 3.

“Closing Conditions”	has the meaning set forth in Section 5.1.

“Closing Date”	has the meaning set forth in Section 3.

“Common Shares”	means the Company’s common shares, par value US$0.001 each.

“Company”	has the meaning set forth in the Preamble.

“Company Intellectual Properties”	has the meaning set forth in Section 13.3 of Exhibit D.

“Company Real Properties”	has the meaning set forth in Section 13.2 of Exhibit D.

“Confidential Information”	has the meaning set forth in Section 6.9.

“Control Documents”	means the following: (1) documents dated August 7, 2014 entered into by the relevant parties: (a) the exclusive business cooperation agreement by and between the Domestic Company and the WFOE; (b) the exclusive option agreement by and among the WFOE, Domestic Company and its shareholders; (c) the equity interest pledge agreement by and among the WFOE, Domestic Company and its shareholders; and (d) the power of attorney signed by the shareholders of the Domestic Company; and (2) Spouse Consent Letter as described in Section 5.1 (xv)

“Covenantor”	has the meaning set forth in Section 4.1.

“Covenantor Representations and Warranties”	has the meaning set forth in Section 4.1.

“Disclosure Schedule”	has the meaning set forth in Section 4.1.

“Domestic Company”	has the meaning set forth in Part III of Exhibit A.

“ESOP”	has the meaning set forth in Section 2.3.

“Financial Statements”	has the meaning set forth in Section 11.1 of Exhibit D.

“Purchase Price”	has the meaning set forth in Section 2.

“Founder Holdcos”	has the meaning set forth in Part II of Exhibit A.

“Founders”	has the meaning set forth in Part II of Exhibit A.

“Founder Holdco 1”	has the meaning set forth in Part II of Exhibit A.

“Founder Holdco 2”	has the meaning set forth in Part II of Exhibit A.

“Founder Holdco 3”	has the meaning set forth in Part II of Exhibit A.

“Founder Holdco 4”	has the meaning set forth in Part II of Exhibit A.

“Founder Parties”	has the meaning set forth in the Preamble.

“Fosun”	means the Greatest Investments Limited

“Group Company”	means each of the Company and its subsidiaries (including the Major Subsidiaries), and “Group” refers to all of Group Companies collectively.

“Guohai”	means the Shenzhen Guohai Chuangxin Investment Management Limited Corporation (深圳国海创新投资管理有限公司).

“Genesis”	means Genesis Ventures Limited

“Genesis Shares Transfer”	means the Genesis intends to purchases 102,480 Series A Preferred Shares from IDG-ACCEL CHINA GROWTH FUND III L.P..

“HAKIM”	means the HAKIM International Development Co., Limited.

“HAKIM Shares Transfer”	means the HAKIM International Development Co., Limited purchases 131,677 Common Shares from Founder Holdco 1, 62,262 Common Shares from Founder Holdco 2 and 62,262 Common Shares from Founder Holdco 3.

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC.

“HK Company”	has the meaning set forth in Part III of Exhibit A.

“IDG Growth”	means the IDG-Accel China Growth Fund III L.P.

“IDG III”	means the IDG-Accel China III Investors L.P.

“IDG”	means the IDG Growth and IDG III.

“Indebtedness”	means, with respect to any Person, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized (including capitalized lease obligations), (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any equity securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Indemnifiable Losses”	means, with respect to any Person, any action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty, settlement, suit, or tax of any kind or nature, together with all interest, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Person, whether directly or indirectly.

“Indemnified Person”	has the meaning set forth in Section 5.1(v)(a).

“Indemnification Agreement”	has the meaning set forth in Section 5.1(v)(a).

“Intellectual Property”	means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, Software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

“Investor” or “Investors”	has the meaning set forth in the Preamble

“Key Employees”	has the meaning set forth in Section 4.2.

“Memorandum and Articles”	has the meaning set forth in Section 5.1(v)(a).

“Major Subsidiary”	has the meaning set forth in the Preamble.

“Management Rights Letter”	has the meaning set forth in Section 5.1(v)(a).

“Material Contract”	has the meaning set forth in Section 0.2 of Exhibit D.

“Material Adverse Effect”	means any change, event or circumstance that is or would have a material adverse effect on (i) the business, properties or condition (financial or otherwise), results of operations or prospects of any of the Group Companies individually or taken as a whole, (ii) the validity or enforceability of the Transaction Documents, or (iii) the ability of any Covenantor to perform its obligations under the Transaction Documents or in connection with the transactions contemplated thereunder.

“Party”	has the respective meaning set out in the Preamble.

“Person”	shall be construed as broadly as possible and shall include an individual, a partnership (including a limited liability partnership), a company, an association, a joint stock company, a limited liability company, a trust, a joint venture, a legal person, an unincorporated organization and a governmental authority.

“PRC”	means the People’s Republic of China, solely for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“PRC Companies”	mean collectively the Subsidiaries of the Company which are incorporated under the laws of the PRC, including for the time being the WFOE and the Domestic Company; and a “PRC Company” means any of the foregoing.

“PRC GAAP”	means the generally accepted accounting principles in PRC, as in effect from time to time.

“Preamble”	means the preamble of this Agreement.

“Purchase Price”	has the meaning set forth in Section 2.

“Purchase Shares”	has the meaning set forth in Section 2.

“Real Property”	means any and all land, land use rights, buildings, structures, improvements and fixtures located thereon, easement and other rights in real property.

“Qualified IPO”	has the meaning set forth in the Memorandum and Articles.

“Related Party”	means any Affiliate, officer, director, supervisory board member, or holder of any equity security of any Group Company, and any Affiliate of any of the foregoing.

“RMB”	means the lawful currency of the PRC.

“SAFE”	means the State Administration of Foreign Exchange of the PRC.

“Series C Preferred Shares”	means the Company’s Series C Preferred Shares, of par value US$0.001 each.

“Shareholders’ Agreement”	has the meaning set forth in Section 5.1(v)(b).

“Signing Date”	has the meaning set forth in the Preamble.

“Social Insurance”	means any form of social insurance as required by applicable laws (including without limitation pension fund, medical insurance, unemployment insurance, work-related injury insurance, maternity insurance and housing fund).

“Transaction Documents”	means collectively, this Agreement, the Shareholders’ Agreement, the Memorandum and Articles, the Management Rights Letter, the Indemnification Agreement, the Control Documents and each of the other agreements and documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“TCL”	means T.C.L. INDUSTRIES HOLDINGS (H.K.) LTD

“U.S.”	means the United States of America.

“US$”	means the lawful currency of the United States of America.

“WFOE”	has the meaning set forth in Part III of Exhibit A.

EXHIBIT D

COVENANTOR REPRESENTATIONS AND WARRANTIES

1.	Organization, Standing and Qualification. Each of the Covenantors (to the extent that such Party is not a natural person) is duly incorporated, organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation or organization. Each of the Covenantors has all requisite capacity, power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is duly qualified to transact business in each jurisdiction in which it conducts and proposes to conduct business.

2.	Due Authorization. All actions on the part of each Covenantor and, as applicable, their respective officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of all obligations of such Covenantor under this Agreement and the other Transaction Documents to which it is a party has been taken or will be taken prior to the Closing; and (ii) the authorization, issuance, reservation for issuance and allotment of all the Purchase Shares and the Common Shares issued upon conversion of the Purchase Shares at the Closing have been obtained or will have been obtained prior to the Closing. Each Covenantor has all requisite capacity, power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party. Each Transaction Document to which a Covenantor is a party is a valid and binding obligation of such Covenantor, enforceable against it in accordance with its terms.

3.	Approvals. All approval, authorization or consent which are required to be obtained by each Covenantor in connection with the consummation of the transactions contemplated under this Agreement and the other Transaction Documents will have been obtained prior to and be effective as of the Closing Date.

4.	Non-Contravention. The execution, delivery and performance by each Covenantor of and compliance with this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in (i) any material violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a material default under (a) the constitutional documents of such Covenantor, (b) any term or provision of any Material Contract to which such Covenantor is a party or by which it may be bound, or (c) any applicable law, (ii) the creation or imposition of any encumbrance upon, or with respect to, any of the properties or rights of any Covenantor (except for such encumbrance created by the Transaction Documents and arises automatically by operation of law), or (iii) any termination, modification, cancellation, or suspension of any material right of, or any augmentation or acceleration of any material obligation of, any Covenantor.

5.	Valid Issuance of Purchase Shares. The Purchase Shares when issued, registered in the register of members of the Company, allotted and paid in accordance with the terms of this Agreement for the consideration expressed herein, and the Common Shares issued upon conversion of the Purchase Shares will be duly and validly issued, fully paid and non-assessable, free from any encumbrance.

6.	Capitalization

6.1	Company. The Company’s capital structure (including its authorized and issued share capital, and the holders thereof) as set forth on Part I of Exhibit C are complete, true and accurate as of the time indicated therein.

6.2	Other Group Companies. The ownership of the equity interests of each Group Company (other than the Company) as set forth on Part II of Exhibit C are complete, true and accurate as of the time indicated therein.

6.3	Founders and Founder Holdcos. The ownership of the equity interests of each Founder Holdco as set forth on Part II of Exhibit A are complete, true and accurate as of the time indicated therein. None of the Founders and the Founder Holdcos has been in violation of any valid contracts or agreements that are binding upon and enforceable against such Founder or his respective Founder Holdco.

6.4	Status.

(i) Other than those set forth on Part I of Exhibit C, there is no outstanding equity securities of any Group Company. All presently outstanding equity securities of each Group Company were (or will be) duly and validly issued (or subscribed for) in compliance with all applicable laws, preemptive rights (or similar requirements) of any Person, are fully paid and non-assessable and are free from any encumbrance. The registered capital of each of the PRC Companies has been fully paid by its shareholders in accordance with the payment schedule as stipulated in its constitutional documents.

(ii) Except as contemplated in the Transaction Documents or as set forth on Exhibit C, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the equity securities of the Company. Except as noted in this Section 6 and the rights provided in the Shareholders’ Agreement, no shares of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other Person). Other than those provided in the Transaction Documents, no existing Shareholder has any rights, privileges or protections more favorable than those granted to the Investors.

7.	Corporate Structure. The corporate particulars of each of the Group Companies and the corporate structure of the Group as set forth in Part II of Exhibit C are true, correct and complete. The corporate structure of the Group and the ownership and control relationship among the Group Companies and the establishment thereof are in compliance with applicable laws. Each of the Control Documents is a valid and binding agreement of the parties thereto, the performance of which does not and will not violate any applicable laws, and is in full force and effect. Each of the Control Documents is a valid and binding agreement of the parties thereto, enforceable against it in accordance with its terms, the performance of which does not and will not violate any applicable laws, and is in full force and effect.

8.	Permits. Each Group Company has all approvals, permits, licenses, authorizations, certifications, registrations, filings or other governmental approval (i) which are required and material to be obtained or made by any Covenantor under applicable laws in connection with the due and proper establishment of each Group Company and (ii) which are necessary and material to carry out the business and operations of each Group Company in each relevant jurisdiction as now conducted. Each of such approvals, permits, licenses, authorizations, certifications, registrations, filings or other governmental approval is valid and in full force and effect. No Group Company (i) is in material default or violation of any of such permits, licenses or other governmental approval, or (ii) has received any written notice from any governmental authority regarding any actual or possible default or violation of any of such permits, licenses or other governmental approval. In respect of the approvals, permits, licenses, authorizations, certifications, registrations, filings or other governmental approval which are subject to periodic renewal, none of the Covenantors has any reason to believe that such requisite renewals will not be timely granted by the relevant governmental authorities.

9.	Compliance.

(i) Compliance with Laws. Except as disclosed in Section 9 of the Disclosure Schedule, each Group Company has complied in all material aspects with all applicable laws and to the best knowledge of the Covenantors, none of them is under investigation with respect to any violation of any applicable law. The Control Documents (individually or when taken together) and the establishment of captive structure through the Control Documents do not violate any applicable laws.

(ii) The PRC Companies. The constitutional documents and certificates of each PRC Company are valid and have been duly approved or issued (as applicable) by appropriate PRC governmental authorities. The capital and organizational structure of each PRC Company and the business conducted by such PRC Company are valid and in compliance in all material aspects with relevant PRC laws. All approvals, permits, licenses authorizations, certifications, registrations, filings and other governmental approval required under PRC laws for the establishment and operation of each PRC Company, have been obtained from the relevant PRC governmental authorities or completed in accordance with the relevant laws, and are in full force and effect. In respect of approvals, permits, licenses authorizations, certifications, registrations, filings and other governmental approval requisite for the conduct of any part of the business of such PRC Company which are subject to periodic renewal, none of the Covenantors has any reason to believe that such material requisite renewals will not be timely granted by the relevant PRC governmental authorities. Each PRC Company has been conducting its business activities within the permitted scope of business, and has been operating its business in compliance in all material aspects with all relevant legal requirements and with all requisite approvals, permits, licenses authorizations, certifications, registrations, filings or other governmental approval granted by the competent PRC governmental authorities. No PRC Company has received any letter or notice from any governmental authority notifying the revocation of any approvals, permits, licenses authorizations, certifications, registrations, filings or other governmental approval issued to it for material non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

(iii)	SAFE Compliance. All SAFE rules and regulations have been fully complied with by the Group Companies and their shareholders and beneficial owners and all requisite approvals, permits, licenses authorizations, certifications, registrations, filings or other governmental approval required under the SAFE rules and regulations in relation thereto have been duly and lawfully obtained and are in full force and effect, and there exist no grounds on which any such approvals, permits, licenses authorizations, certifications, registrations, filings or other governmental approval may be cancelled or revoked or any PRC Company or its legal representative may be subject to liability or penalties for misrepresentations or failure to disclose information to the issuing SAFE. Each Person who beneficially owns any equity securities of the Company and is required to comply with the SAFE rules and regulations has registered with SAFE with respect to their direct or indirect holdings of equity securities in the Company in accordance with the SAFE rules and regulations. Such Person has not received any written inquiries, notifications, orders or any other forms of correspondence in writing from SAFE with respect to any actual or alleged non-compliance with the SAFE rules and regulations.

(iv) Anti-Corruption Laws Compliance. None of the Group Companies or, to the best knowledge of the Covenantors, any director, officer, agent, employee, or any other Person acting for or on behalf of the foregoing, has materially violated any anti-corruption or anti-bribery laws, nor has any of the above Persons offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any government official or to any Person under circumstances where there is a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any government official, for the purpose of (i) influencing any act or decision of such government official in his official capacity, (ii) inducing such government official to do or omit to do any act in relation to his lawful duty, (iii) securing any improper advantage, or (iv) inducing such government official to influence or affect any act or decision of any governmental authority, or assisting any Group Company in obtaining or retaining business for or with, or directing business to any Group Company.

(v) Securities Act Compliance. The offer, sale and issuance of the Purchase Shares in conformity with the terms of this Agreement are exempt from the registration and qualification requirements of all applicable securities laws, including the U.S. Securities Act of 1933, as amended, and the issuance of Common Shares upon conversion of the Purchase Share in accordance with the Memorandum and Articles, will be exempt from such registration or qualification requirements.

(vi) Compliance with Other Instruments. The constitutional documents of each Group Company are valid and have been duly approved or issued (as applicable) by competent governmental authorities in the jurisdiction where such Group Company is incorporated. None of the Group Companies is in violation, breach or default of any term or provision of the constitutional documents. The execution, delivery and performance of and compliance with this Agreement and any other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in any violation, breach or default, or be in conflict with or constitute, a default under (a) the constitutional documents of such Group Company, (b) any term or provision of any Material Contract to which such Group Company is a party or by which it may be bound, or (c) any applicable law.

(vi) Use of Proceeds. The use of all proceeds from the sale of the Company’s shares are in compliance with the shares purchase agreement signed by the investors, the Company and other certain parties in all aspects and the proceeds have been or will be used in the business operation of the Group Company.

Unless otherwise provided in the budget of the Company approved by the Board, any and all of the proceeds from the sale of the Purchase Shares shall be injected into the WFOE for increasing the registered capital of the WFOE to be used for research and development, business development, marketing and working capital of the Group Companies, and other capital expenditure. Unless otherwise stated, no proceeds shall be used in the payment of any Indebtedness of the Group Companies or in the repurchase, redemption or cancellation of securities held by any shareholders without the prior consent of the Investors.

10.	Litigation. There is no Action or arbitration pending or, to the knowledge of any Covenantor, threatened against any Group Company.

11.	Financial Conditions

11.1	Financial Statements. The Covenantors have delivered to the Investor true, correct and complete copies of unaudited financial statements of the Group Companies for the period commencing from its inception to December 31, 2015 (collectively, the “Financial Statements”, and December 31, 2015, the “Balance Sheet Date”). Such Financial Statements (i) have been prepared in accordance with the books and records of each Group Company, (ii) are true, correct and complete and present fairly the financial condition of such Group Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (iii) have been prepared in accordance with PRC GAAP applied on a consistent basis, except as to the unaudited consolidated Financial Statements, for the omission of notes thereto and normal year-end audit adjustments. Specifically, but not by way of limitation, the most recent balance sheets included within the Financial Statements disclose each Group Company’s complete and accurate Indebtedness and liabilities, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such Indebtedness and Liabilities are required to be disclosed on a balance sheet in accordance with the PRC GAAP applied on a consistent basis, other than current liabilities that were incurred after the Balance Sheet Date in the ordinary course of business consistent with its past practices that are not material in the aggregate. Each Group Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with PRC GAAP applied on a consistent basis.

11.2	Changes since Balance Sheet Date. Other than may be contemplated by the Transaction Documents, since the Balance Sheet Date, each Group Company (i) has operated its business in the ordinary course consistent with its past practice, (ii) used its reasonable best efforts to preserve its business, (iii) collected receivables and paid payables and similar obligations in the ordinary course of business consistent with past practice, and (iv) not engaged in any new line of business or entered into any material agreement, transaction or activity or made any commitment except those in the ordinary course of business consistent with past practice. Since the Balance Sheet Date, there has not been any Material Adverse Effect and no Group Company has entered into any transaction outside of the ordinary course of business consistent with its past practice, and there has not been by or with respect to any Group Company:

(i) any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice;

(ii) any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof, or any sale or disposition of any business or division thereof;

(iii) any waiver, termination, cancellation, settlement or compromise by a Group Company of a material right, debt or claim owed to it;

(iv) any incurrence, creation, assumption, repayment, satisfaction, or discharge of (1) any material encumbrance or (2) any Indebtedness, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution;

(v) any amendment to or early termination of any Material Contract, any entering of any new contract that would have been a Material Contract if in effect on the date hereof, or any amendment to or waiver under any constitutional documents;

(vi) any material change in any compensation arrangement or contract with any employee of any Group Company except in the ordinary course of business consistent with past practice, or adoption of any new benefit plan, or made any material change in any existing benefit plan;

(vii) any declaration, setting aside or payment or other distribution in respect of any equity securities of any Group Company, or any issuance, transfer, redemption, purchase or acquisition of any equity securities by any Group Company;

(viii) any material damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect to a Group Company;

(ix) any material change in accounting methods or practices or any revaluation of any of its assets;

(x) any change in the approved or registered business scope of any PRC Company or any change to any consent or permits held by such PRC Company;

(xi) except in the ordinary course of business consistent with its past practice, entry into any closing agreement in respect of taxes, settlement of any claim or assessment in respect of any taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any taxes, entry or change of any tax election, change of any method of accounting resulting in an amount of additional tax or filing of any material amended tax return;

(xii) any commencement or settlement of any dispute;

(xiii) any authorization, sale, issuance, transfer, pledge or other disposition of any equity securities of any Group Company;

(xiv) any resignation or termination of any Key Employee of any Group Company or any material group of employees of any Group Company that is deemed essential to the business as now conducted;

(xv) any Related Party transaction; or

(xvi) any agreement or commitment to do any of the things described in this Section 11.2.

12.	Material Contracts.

12.1	The Covenantors have delivered a true copy of each Material Contract (as defined below) to the Investors. Each Material Contract is a valid and binding agreement of the parties thereto, the performance of which does not and will not violate any applicable laws, and is in full force and effect, and such party has duly performed all of its material obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default has occurred. There are no circumstances likely to give rise to any breach of such terms, no grounds for rescission, avoidance or repudiation of any of the Material Contracts and no written notices of violation, default or termination have been received in respect of any Material Contract.

12.2	For purposes hereof, “Material Contract” means such contract that any Group Company is a party to or is bound by, having an aggregate value, cost or amount, or imposing Liability on any Group Company in excess of US$50,000 or extending for more than one (1) year beyond the date of this Agreement, and that:

(i)	is not readily to be fulfilled or performed by a Group Company on time or without undue or unusual expenditure of money or efforts or a Group Company does not have the technical and other capabilities or the human and material resources to enable it to fulfill, perform and discharge all its outstanding obligations in the ordinary course of business without realizing a loss on closing of performance,

(ii)	is material to the conduct and operations of a Group Company’s business and properties,

(iii)	involves any Related Party transactions as described in Section 16 below,

(iv)	relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any equity securities of any Group Company,

(v)	is entered into with a material customer or material supplier of a Group Company or with a governmental authority,

(vi)	involves Indebtedness, an extension of credit, a guaranty or assumption of any obligation, or the creation of any lien on any equity interest, properties or assets of any Group Company,

(vii)	involves the acquisition or sale of a business, a merger, consolidation, amalgamation, a partnership, joint venture, or similar arrangement,

(viii)	involves the transfer or license of any Intellectual Property to or from a Group Company (other than licenses granted in the ordinary course of business or from commercially readily available “off the shelf” computer software), or obligates a Group Company to share or develop any Intellectual Property with any third party,

(ix)	contains change in control, exclusivity, non-competition or similar clauses in each case which would be reasonably expected to impair, restrict or impose conditions on a Group Company’s right to offer or sell products or services in specified areas, during specified periods or otherwise,

(x)	the entering into and termination of which would be reasonably likely to have a Material Adverse Effect on any Group Company, or

(xi)	is otherwise substantially dependent on by a Group Company, or is not in the ordinary course of business of a Group Company.

12.3	Section 12 of the Disclosure Schedule lists all Material Contracts to which any Group Company is a party or by which its properties may be bound or affected.

13.	Properties

13.1	Title. The Group Companies have good and valid title to, or a valid leasehold interest in, all of their properties, free from any encumbrance. Except for leased properties, no Person other than a Group Company owns any interest in any such properties. All leases of properties leased by the Group Companies are fully effective and afford the Group Companies the right to use and process such leased property. The Group Companies’ property collectively represent in all material respects all properties necessary for the conduct of the business of the Group in the manner currently conducted.

13.2	Real Property. The Group Companies do not own any Real Property. Section 13.2 of the Disclosure Schedule sets forth a true, accurate and complete list of all Real Properties leased or otherwise used by any Group Company (the “Company Real Properties”). The Group Company named as the lessee of a Company Real Properties in Section 13.2 of the Disclosure Schedule leases such Company Real Properties under, valid, binding and enforceable lease. All leases of the Company Real Properties is in compliance with applicable laws, including with respect to the ownership, registered land use, operation of property and conduct of business as now conducted by the applicable Group Company which is a party to such lease.

13.3	Intellectual Property.

(i) Intellectual Property Ownership. Section 13.3 of the Disclosure Schedule sets forth a complete list of all the Intellectual Properties that are owned by, or registered or applied for in the name of, or licensed to any Group Company (the “Company Intellectual Properties”). Each Company Intellectual Properties is owned exclusively by, registered or applied for in the sole name of, or licensed exclusively to the relevant Group Company, and is not subject to any encumbrance. All Company Intellectual Properties are valid and subsisting and have not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. The Group Companies own or possess all rights and/or license to use all Intellectual Properties necessary for the conduct of their respective businesses as currently being conducted. No Group Company has taken any actions or failed to take any actions that would cause any Company Intellectual Properties to be invalid, unenforceable or not subsisting. No Company Intellectual Property is the subject of any encumbrance, license or other Contract granting rights therein to any other Person. No Company Intellectual Property is subject to any proceeding or outstanding governmental order or settlement agreement or stipulation that (a) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Group Company’s products or services, by any Group Company, or (b) may affect the validity, use or enforceability of such material Company Intellectual Properties. Each Covenantor has assigned and transferred or has agreed to assign and transfer to a Group Company hereunder any and all of its Intellectual Property related to the business as now conducted and to be conducted in the future.

(ii) Infringement, Misappropriation and Claims. To the best knowledge of the Covenantors, (i) no Group Company has violated, infringed or misappropriated any Intellectual Property of any other Person, nor has any Group Company received any written notice alleging any of the foregoing; (ii) no Person has violated, infringed or misappropriated any Company Intellectual Properties of any Group Company, and no Group Company has given any written notice to any other Person alleging any of the foregoing; (iii) no Person has challenged the ownership or use of any Company Intellectual Properties by a Group Company in writing; and (iv) no Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

(iii) Assignment and Prior Intellectual Properties. All inventions and know-how conceived by employees of a Group Company related to the business of such Group Company are currently owned exclusively by a Group Company. None of the Group Companies believes it is or will be necessary to utilize any inventions of any of its officers or employees (or any Person it currently intends to hire) made prior to or outside the scope of their employment by such Group Company. All employees, and to the best knowledge of the Covenantors, all contractors, agents and consultants of a Group Company who are or were involved in the creation of any Intellectual Property for such Group Company have executed an assignment of inventions agreement that vests in a Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by law. To the best knowledge of the Covenantors, none of the employees, consultants or independent contractors, currently or previously employed or otherwise engaged by any Group Company, (a) is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to such Group Company or to any other Persons, including former employers, or (b) is obligated under any contract, or subject to any governmental order, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the business of such Group Company as presently conducted.

(iv) Protection of Intellectual Property. Each Group Company has taken reasonable steps to protect, maintain and safeguard Company Intellectual Properties and made all applicable filings, registrations and payments of fees in connection with the foregoing.

14.	Employment Matters.

14.1 Except as disclosed in Section 14 of the Disclosure Schedule, each Group Company (i) is in compliance in all aspects with all applicable laws respecting employment, employment practices and terms and conditions of employment, including without limitation the applicable PRC laws pertaining to Social Insurances; (ii) has withheld and reported all amounts required by any applicable law or any contract to be withheld and reported with respect to wages, salaries and other payments to employees; (iii) is not liable for any arrear of wages, tax or penalty for failure to comply with any of the foregoing; and (iv) other than as required by applicable laws, is not liable for any payment to any trust or fund governed by or maintained by or on behalf of any governmental authority with respect to any Social Insurance or other benefits or obligations for employees.

14.2 Each employee, officer, director and consultant of the Group Companies has duly executed an employment agreement containing confidentiality, non-competition, non-solicitation and invention assignment provisions, which is in full force and effect and binding upon and enforceable against each such Person. To the best knowledge of the Covenantors, none of the employees, officers, directors or consultants is in violation of such employment agreement. None of the Covenantors is aware that any Key Employee of a Group Company intends to terminate his employment with the Group Company, nor does any Group Company have a present intention to terminate the employment of any Key Employee. Except as required by applicable laws, no Group Company has or maintains any employee benefit plan, employee pension plan, medical insurance, or life insurance to which any Group Company contributed or is obligated to contribute thereunder for employees of any Group Company.

14.3 The employment relationship with and any service provided to any of the Group Company by any Key Employee is in no violation of any employment agreements, confidentiality, non-competition, non-solicitation and invention assignment agreements and any other employment-related agreements entered into by such Key Employee with any of his/her former or previous employer(s).

15.	Tax Matters

15.1 All tax returns required to be filed on or prior to the date hereof with respect to each Group Company have been duly and timely filed by such Group Company within the requisite period and completed on a proper basis in accordance with applicable laws, and are up to date and correct. All taxes owed by each Group Company (whether or not shown on every tax return) have been paid in full or provision for the payment thereof have been made. No deficiencies for any Taxes with respect to any tax returns have been asserted in writing by, and no notice of any pending action with respect to such tax returns has been received from, any tax authority, and no dispute relating to any tax returns with any such tax authority is outstanding or contemplated. Each Group Company has timely paid all taxes owed by it which are due and payable (whether or not shown on any tax return) and withheld and remitted to the appropriate governmental authority all taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party.

15.2 No audit of any tax return of each Group Company and no formal investigation with respect to any such tax return by any tax authority is currently in progress. No Group Company has been or is currently the subject of any examination or investigation by any tax authority relating to the conduct of its business or the payment or withholding of taxes.

15.3 No written claim has been received by the Company in a jurisdiction where the Group does not file tax returns that any Group Company is or may be subject to taxation by that jurisdiction. No Group Company is responsible for the taxes of any other Person by reason of contract, successor liability or otherwise. No Group Company has waived any statute of limitations with respect to any taxes, or agreed to any extension of time with respect to an assessment or deficiency for such taxes.

15.4 The assessment of any additional taxes with respect to the applicable Group Company for periods for which tax returns have been filed is not expected to exceed the recorded liability therefor in the most recent balance sheet in the Financial Statements, and there are no unresolved questions or claims concerning any tax liability of any Group Company. Since the Balance Sheet Date, no Group Company has incurred any liability for taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. There is no pending dispute with, or notice from, any tax authority relating to any of the tax returns filed by any Group Company, and there is no proposed liability for a deficiency in any tax to be imposed upon the properties or assets of any Group Company.

15.5 All tax credits and tax holidays enjoyed by the Group Company established under applicable law since its establishment have been in compliance in all applicable laws and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable law published by relevant governmental authority.

15.6 No Group Company has been nor anticipates that it will be a “controlled foreign corporation” or “passive foreign investment company” as defined under the U.S. tax laws. No Group Company is or has ever been a U.S. real property holding corporation. No Group Company has any plan or intention to conduct its business in a manner that would be reasonably expected to result in such Group Company becoming a “controlled foreign corporation” or “passive foreign investment company” as defined under the U.S. tax laws or a U.S. real property holding corporation in the future.

16.	Related Party Transactions. Except as disclosed in Section 16 of the Disclosure Schedule, no directors or officers of any Group Company, or any member of their immediate families, any Affiliate of the foregoing (i) has any direct or indirect ownership interest in any Person (other than a Group Company) with which a Group Company is affiliated or Group Company has a business relationship, or competes (except for passive investment of less than 1% of the stock of any publicly traded company that engages in the foregoing), (ii) is, directly or indirectly, indebted to any Group Company, or (iii) has any direct or indirect interest in any contract or transaction with any Group Company. All contracts and transaction documents for any Related Party transaction were entered into by the parties thereto on an arm’s-length basis and no Material Adverse Effect on the Group Companies.

17.	Registration Rights. Except as provided in the Shareholders’ Agreement, no Group Company has granted or agreed to grant any Person or entity any registration rights (including piggyback registration rights) with respect to, nor is any Group Company obliged to list, any Group Company’s equity securities on any securities exchange. Except as contemplated under this Agreement or the Shareholders’ Agreement, there are no voting or similar agreements which relate to any Group Company’s equity securities.

18.	Insolvency. Prior to the Closing, (i) the aggregate assets of each Group Company, at a fair valuation, exceeds the aggregate Indebtedness of each such entity, as the Indebtedness becomes absolute and mature, and (ii) each Group Company does not incur Indebtedness beyond its ability to pay such Indebtedness as such Indebtedness becomes absolute and matures. There has not been commenced against any Group Company an involuntary case under any applicable national, provincial, city, local or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or any action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or for the winding up or liquidation of its affairs.

19.	No Other Business. Each of the Company and the HK Company was formed solely to acquire and hold the equity securities in its Subsidiaries and since its formation it has not engaged in any other business and has not incurred any liability in the course of its business of acquiring and holding its equity securities in its Subsidiaries. Each of the PRC Companies is conducting its business activities within the scope of business as disclosed to the Investors in writing.

20.	Internal Controls. Each Group Company maintains a system of internal accounting controls. Any and all of the bank account of each Group Company is listed on Section 20 of the Disclosure Schedule.

21.	Control Documents. Each of the Covenantors which is a party to the Control Documents has full power, authority and legal right to execute, deliver and perform their respective obligations under each of the Control Documents to which it is a party, and upon the execution of the Control Documents, has authorized, executed and delivered each of the Control Documents to which it is a party, and such obligations constitute valid, legal and binding obligations enforceable against it in accordance with the terms of each of such Control Documents. The execution, delivery and performance of each Control Document by the parties thereto did not and is not reasonably expected to (i) result in any violation of the charter documents (if any) of any Group Company; (ii) result in any violation of or penalty under any laws of the PRC as in effect as of the date hereof; or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other contract, agreement, arrangement, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument in effect as of the date hereof and the Closing to which any of them is a party or by which any of them is bound or to which any of their property or assets is subject.

22.	Corporate Records. Each of the Group Companies maintains its corporate records including without limitation (i) minutes of each meeting of its board of directors, any committees of its board of directors and its shareholders, and (ii) each written resolution in lieu of a meeting by its board of directors, any committees of its board of directors and its shareholders.

23.	Disclosure. Each of the Covenantors has fully provided the Investors with all information requested by the Investors to decide whether to purchase the Purchase Shares. No representation or warranty of the Covenantors contained in this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.